Exhibit 99.3

Dear [Name],

I am writing to let you know that, earlier this morning, we announced an agreement to be acquired by ACI, which will create a full-service global leader of financial and payments solutions.

In approving this transaction, the S1 Board considered all available options and strategic alternatives and concluded that a negotiated transaction with ACI would be in the best interests of S1’s stockholders. Following the close of the transaction, the combined ACI-S1 will be a full-service global leader of financial and payments solutions with significant scale. We expect that our success with financial institutions and retailers, as well as our global capabilities, will be highly complementary to ACI’s products and, together, we will expand the combined company’s ability to address both emerging and developed payments markets.

As you know, customer satisfaction has always been one of the top goals that I have set for S1. ACI has also stated that customer satisfaction will be one of the top priorities of the combined company, and we will work together towards achieving this goal. As an S1 customer, we will focus on ensuring you benefit from the combined company’s strengths. Our focus remains on serving the most pressing needs of financial institutions, processors and retailers globally.

The combined company will have significant domain expertise in enterprise payments solutions. This significant expertise, along with the new scale of the business, will allow the combined organization to focus on innovation in the payments market.

We plan to complete the transaction in the fourth quarter of 2011. Our priority is to ensure a seamless transition over the near term and, over the longer term, to provide you with the same great service you have come to expect from S1.

Please contact me if you have any questions. Thank you for your continued support of S1, we appreciate your business and look forward to continuing to work with you.

Sincerely,

[NAME]

About S1 Corporation

Leading banks, credit unions, retailers, and processors need technology that adapts to the complex and challenging needs of their businesses. These organizations want solutions that can respond quickly to changes in the marketplace and help grow their businesses. For more than 20 years, S1 Corporation (Nasdaq:SONE) has been a leader in developing software products that offer flexibility and reliability. Over 3,000 organizations worldwide depend on S1 for payments, online banking, mobile banking, voice banking, branch banking and lending solutions that deliver a competitive advantage. More information is available at www.s1.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements made in connection with an exchange offer.

We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to, the following: (1) that a transaction between ACI and S1 may not be completed on a timely basis and on favorable terms, (2) negative effects on ACI’s business or S1’s business resulting from the pendency of the proposed transaction, (3) that ACI may not achieve the synergies and other expected benefits within the expected time or in the amounts it anticipates, and (4) that ACI may not be able to promptly and effectively integrate the merged businesses. Other factors that could materially affect ACI’s and S1’s respective businesses and actual results of operations are discussed in their most recent Annual Reports on Form 10-K, as well as other filings with the SEC, available on the SEC’s website located at www.sec.gov.

Available Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ACI has filed with the SEC a registration statement on Form S-4 containing a prospectus and other documents with respect to the proposed acquisition of S1 and mailed the prospectus to S1 stockholders. S1 will file an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF S1 AND ACI ARE URGED TO READ THE APPLICABLE PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain free copies of the registration statement, prospectus and other documents filed with the SEC by ACI and S1 through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by ACI will be available free of charge on ACI’s internet website at www.aciworldwide.com or by contacting ACI’s Investor Relations Department at 646-348-6706. Free copies of the documents filed by S1 with the SEC with respect to the exchange offer may be obtained by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com.